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                                                                     EXHIBIT 2.3

                                                                    NASDAQ: AHLS

FOR IMMEDIATE RELEASE



                  AHL SERVICES, INC. ANNOUNCES SALE OF AVIATION
                        AND FACILITY SERVICES BUSINESSES;
                            SCHEDULES CONFERENCE CALL



ATLANTA, GA, DECEMBER 14, 2000--AHL Services, Inc., ("AHLS") a leading provider of outsourced business services in the United States and Europe, today announced the sale of its U.S. and European aviation and facility services businesses for $185 million in cash to Securicor, a business services company headquartered in the United Kingdom. The final purchase price is subject to adjustment based on 2001 actual performance with a range of $175 million to $210 million. The transaction is expected to close by December 31, 2000. AHL management will discuss the sale and direction of the Company in a conference call scheduled for today, Thursday December 14, at 10:00 A.M.

Edwin R. Mellett, Vice Chairman and Co-Chief Executive Officer of AHL said, "As previously announced, this year the Company has completed a comprehensive strategic review. This review resulted in a decision to pursue a strategic transformation of AHL Services, focusing development and resources on fewer business lines where core competencies can be leveraged to realize leadership positions in higher growth and more profitable markets. The sale of the aviation and facility services businesses is consistent with this corporate strategy."

Mellett explained AHL's decision, saying, "While the aviation and facility services businesses have historically generated strong performance for AHL, both the marketing services and European staffing industries represent greater opportunities for growth and superior margins. We currently have substantial platforms in both markets from which we can build clear leadership positions."

The aviation and facility services business segments will have revenues for the 12 months ending December 31, 2000 of approximately $450 million. Net after-tax proceeds from the sale will be used to retire debt and to pursue strategic investment opportunities in marketing services and European staffing.

To facilitate a smooth transition and ensure that customer service remains a hallmark of the business, Frank A. Argenbright, Jr. has agreed to transfer with the business. As a result, he will resign as Chairman and Co-Chief Executive Officer of AHL Services, Inc, effective upon the closing of this transaction. Mr. Argenbright will remain a Director of AHL Services and serve as Vice-Chairman.

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The AHL Board of Directors has elected Edwin R. Mellett to the position of
Chairman and Chief Executive Officer effective upon Mr. Argenbright's resignation. Mr. Mellett is currently Vice-Chairman and Co-Chief Executive Officer.

AHL Services, Inc. has been represented in this transaction by Deutsche Bank.

CONFERENCE CALL INFORMATION

AHL Services management has scheduled a conference call for 10:00 AM on December 14, 2000 to discuss the sale of the aviation and facility services businesses and the future direction of the Company. U.S. investors wishing to join the call can do so by dialing 888-989-0722. Investors calling from outside the U.S. should call 712-257-2770. The call leader is Ed Mellett and the password is "Mellett". The call will also be available online from www.ahls.com through December 22, 2000.

AHL SERVICES, INC.

AHL Services, Inc., headquartered in Atlanta, GA, is a leading provider of outsourced business services including marketing services within the United States and skilled and semi-skilled staffing services in Europe. Marketing services includes the integrated fulfillment of products, promotions and trade materials, customer service, information management and merchandising services. AHL's European staffing services include electricians, welders, plumbers, assembly workers and other light industrial workers. For additional information about AHL Services and its marketing services businesses, see the following summary and visit our Web pages at www.ahls.com.

SECURICOR

Securicor, headquartered in London, is a leading international business to business group specializing in security, distribution, communications and ancillary support services. For additional information about Securicor and its business services, visit its Web page at www.securicor.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. Factors which could affect the Company's actual results include general economic conditions, pricing actions taken by competitors, labor relations, regulatory changes, integration of acquisitions, changes in international trade and other laws which impact the way in which the Company conducts its business.


INVESTOR CONTACT:

Ronald J. Domanico
Executive Vice President & Chief Financial Officer
404-267-2222

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                         AHL MARKETING SERVICES OVERVIEW

AHL's marketing services business unit is the leading provider of outsourced marketing executional services in the United States. Current service offerings include fulfillment of products, promotional programs and trade programs, customer service, merchandising and information management. Clients are primarily Fortune 500 companies and selected fast-growing smaller companies. AHL integrates its services to custom fit the specific objectives of client's marketing programs, with the primary objectives to improve its clients' marketing effectiveness, maximize their customer relationships and increase sales.

AHL currently has eight fulfillment centers located in Detroit, Minneapolis, Kankakee, Phoenix, Los Angeles and Juarez, Mexico. AHL's four major customer service centers are located in Minneapolis, Kankakee, and Selkirk and Winnipeg, Canada. Merchandising services is managed through a network of field offices, with sales offices in Minneapolis, Troy, Bentonville and St. Louis.

AHL's fulfillment services include order processing, warehousing, kitting and light assembly, pick, pack, ship, customer service, inventory management, coupon/rebate fulfillment and custom letter production. Customer relationship management services include order management, payment processing, responding to questions about shipments, product characteristics, product usage and promotional execution details on a 24-hour, 7-day basis via telephone, e-mail, online chat, fax and mail. Merchandising services include inventory management, shelf management, product resets, promotional execution and audits, refixturing and product resets within major retailers' stores. Information management services include creation and maintenance of clients' databases and the extraction of critical information from the database to improve effectiveness of subsequent marketing programs.

For more information on AHL's marketing services business, please visit the web site at www.gagems.com.

                        AHL'S EUROPEAN STAFFING OVERVIEW

AHL provides specialized staffing services throughout the United Kingdom and Germany. About 60% of AHL's staffing business is in Germany, a market with particularly strong growth rates. AHL entered the German staffing market in 1998 and through a series of five acquisitions have built Germany's fifth largest staffing company. AHL will continue to grow the German staffing business through increased internal growth as well as through acquisitions, as appropriate opportunities present themselves. AHL has over 10,000 skilled and semi-skilled workers assisting large, global clients primarily in the automotive, engineering, aeronautical, food, call center and consumer packaged goods industries.

AHL's employees perform skilled, semi-skilled and customer service tasks. Examples of these workers include electricians, welders, plumbers and mechanics. The social environment in

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Europe creates an opportunity for staffing companies to now serve clients as part of their permanent staffing solution. Clients may rely upon AHL for as much as 10% to 15% of their work force, especially during peak periods, creating relatively steady demand for services.

In the United Kingdom, AHL has focused its business in the higher growth, higher margin segments of the staffing industry, achieving growth rates and margins in excess of the market average. United Kingdom services include call center and warehousing operations for a variety of large, national companies. In total, AHL has 100 staffing branches in Europe, 63 in Germany and 37 in the United Kingdom.